EXHIBIT 10.3
ANHEUSER-BUSCH COMPANIES, INC.
KEY EMPLOYEE SEVERANCE PLAN
FOR EMPLOYEES WHO RETIRE UNDER
THE ENHANCED RETIREMENT PROGRAM
          WHEREAS, Anheuser-Busch Companies, Inc. (the “Company”), InBev N.V./S.A. (the “Parent”) and Pestalozzi Acquisition Corp. have entered into that certain Agreement and Plan of Merger dated as of July 13, 2008 (the “Merger Agreement”); and
          WHEREAS, the Company adopted the Anheuser-Busch Companies, Inc. Key Employee Severance Plan (the “Key Severance Plan”) for the benefit of certain key employees of the Company and its subsidiaries which is contingent upon and effective as of the date of closing of the transactions contemplated by the Merger Agreement; and
          WHEREAS, on June 27, 2008, the Company announced a voluntary Enhanced Retirement Program (“ERP”) wherein salaried employees of the Company who are age 55 or older by December 31, 2008 are provided the opportunity to voluntarily retire by the end of the 2008 calendar year; and
          WHEREAS, as a component of the ERP, Eligible Employees (as defined in Section 1.7) who are participants in the Key Severance Plan are entitled to the receive the severance payment and benefit continuation of the Key Severance Plan if such Eligible Employee elects to participate in the ERP.
          NOW, THEREFORE, the Company hereby adopts the Anheuser-Busch Companies, Inc. Key Employee Severance Plan for Employees who Retire Under the Enhanced Retirement Program (the “Plan”) for the benefit of certain key employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is a component of the Company’s ERP announced on June 27, 2008. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
SECTION 1. DEFINITIONS. As hereinafter used:
          1.1 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
          1.2 “Board” means the Board of Directors of the Company.
          1.3 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

          1.4 “Company” means Anheuser-Busch, Companies, Inc., its subsidiaries or any successors thereto.
          1.5 “Enhanced Retirement Program (“ERP”) ” shall mean the voluntary retirement program announced on June 27, 2008 and offered to certain employees of the Company who are age 55 by December 31, 2008.
          1.6 “Eligible Employee” means any full-time employee of the Company who elects to participate in the ERP and is designated as a participant in this Key Employee Severance Plan for Employees who Retire Under the Enhanced Retirement Program by the Plan Administrator (as set forth on Exhibit A hereto).
          1.7 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          1.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          1.9 “Plan” means the Anheuser-Busch Companies, Inc. Key Employee Severance Plan for Employees who Retire Under the Enhanced Retirement Program, as set forth herein, and as it may be amended from time to time.
          1.10 “Plan Administrator” means the Vice President, Corporate Human Resources of the Company, or other designee of the Company.
          1.11 “Severance” means the voluntary retirement of an Eligible Employee pursuant to the terms of the ERP.
          1.12 “Severance Date” means the date on which an Eligible Employee incurs a Severance.
          1.13 “Tier 1 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 1 Employee (as set forth on Exhibit A hereto).
          1.14 “Tier 2 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 2 Employee (as set forth on Exhibit A hereto).
          1.15 “Tier 3 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 3 Employee (as set forth on Exhibit A hereto).
          1.16 “Tier 4 Employee” means any Eligible Employee designated by the Plan Administrator as a Tier 4 Employee (as set forth on Exhibit A hereto).
SECTION 2. SEVERANCE BENEFITS
          2.1 Generally. Subject to Sections 2.9 and 2.10, if an Eligible Employee incurs a Severance, the Eligible Employee shall be entitled to the severance payments and benefits pursuant to the applicable provisions of Section 2 of this Plan (the “Severance Payments”).

          2.2 Tier 1 Employees.
               (a) Cash Lump Sum Payment. Subject to Sections 2.9 and 2.10 hereof, each Tier 1 Employee who incurs a Severance shall be entitled to a cash lump sum payment equal to two times (2x) the sum of (i) the Eligible Employee’s annual base salary as in effect immediately prior to the Eligible Employee’s Severance Date, and (ii) the target bonus for the year in which the Severance occurs (but not lower than the amount as determined in the ordinary course consistent with the Company’s past practice and, for the avoidance of doubt, excluding any supplemental and retention bonuses).
               (b) Benefit Continuation. Subject to Sections 2.9 and 2.10 hereof, in the case of each Tier 1 Employee who incurs a Severance, commencing on the date immediately following such Tier 1 Employee’s Severance Date and continuing for a period of twenty-four (24) months thereafter, or to such earlier date on which the Tier 1 Employee accepts new employment (the “Tier 1 Health and Welfare Benefit Continuation Period”), the Company shall provide benefit continuation to each such Tier 1 Employee (and anyone entitled to claim under or through such Tier 1 Employee). For Tier 1 Employees whose job duties are based in the United States, the benefits shall include insured medical, dental, vision, life insurance, executive supplemental life insurance (if eligible and enrolled as of the Tier 1 Employee’s Severance Date) and prescription drug benefits that are materially similar to the benefits provided for such employees as in effect immediately prior to such Tier 1 Employee’s Severance Date. For Tier 1 Employees whose job duties are based in a country outside the United States, the benefits shall include those benefits provided to such Tier 1 Employee under the CIGNA International Expatriate Benefits insurance program (“CIGNA International”) as in effect for such Tier 1 Employee immediately prior to such Tier 1 Employee’s Severance Date, provided, however that such employees who are classified as expatriate employees of the Company shall receive life insurance and executive supplemental life insurance (if eligible and enrolled as of the Tier 1 Employee’s Severance Date) on the same basis as provided for Tier 1 Employees whose job duties are based in the United States. If participation in CIGNA International is not practicable because such Tier 1 Employee relocates to the United States, the Company shall arrange to provide such Tier 1 Employee (and any eligible dependents), to the extent such benefits were provided by CIGNA International, with insured medical, dental, vision, life insurance, and prescription drug benefits on the same basis as provided for Tier 1 Employees whose job duties are based in the United States. Each Tier 1 Employees’ entitlement to and receipt of benefits under this Section 2.2(b) shall be subject to the same benefit limits, co-payments, premium payments and deductibles to the same extent as if such Tier 1 Employee had continued to be a Tier 1 Employee of the Company during the Tier 1 Health and Welfare Benefit Continuation Period, and subject further to any changes to or termination of those benefits as may apply to continuing employees of the Company. The selection of insurance carriers and the method for providing the benefits under this Section 2.2(b) shall be in the sole discretion of the Company. As a condition to participation in the Plan, a Tier 1 Employee shall be obligated to notify the Company’s HR Service Center in writing within 30 days after such Tier 1 Employee first becomes eligible for any health benefit coverage through any subsequent employer(s). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the Severance Date, and shall run concurrently with the Tier 1 Health and Welfare Benefit Continuation Period. In the event of a Tier 1 Employee’s death during the Tier 1 Health and Welfare Benefit Continuation Period, such employee’s spouse and/or eligible dependents shall continue to receive the coverage provided under this Section 2.2(b) for the remainder of the Tier 1 Health and Welfare Benefit Continuation Period.
          2.3 Tier 2 Employees.
               (a) Cash Lump Sum Payment. Subject to Sections 2.9 and 2.10 hereof, each Tier 2 Employee who incurs a Severance shall be entitled to a cash lump sum payment equal to one and three-quarter times (1.75x) the sum of (i) the Eligible Employee’s annual base salary as in effect immediately prior to the Eligible Employee’s Severance Date, and (ii) the target bonus for the year in which the Severance occurs (but not lower than the amount as determined in the ordinary course consistent with the Company’s past practice and, for the avoidance of doubt, excluding any supplemental and retention bonuses).
               (b) Benefit Continuation. Subject to Sections 2.9 and 2.10 hereof, in the case of each Tier 2 Employee who incurs a Severance, commencing on the date immediately following such Tier 2 Employee’s Severance Date and continuing for a period of twenty-one (21) months thereafter, or to such earlier date on which the Tier 2 Employee accepts new employment (the “Tier 2 Health and Welfare Benefit Continuation Period”), the Company shall provide benefit continuation to each such Tier 2 Employee (and anyone entitled to claim under or through such Tier 2 Employee). For Tier 2 Employees whose job duties are based in the United States, the benefits shall include insured medical, dental, vision, life insurance, executive supplemental life insurance (if eligible and enrolled as of the Tier 2 Employee’s Severance Date) and prescription drug benefits that are materially similar to the benefits provided for such employees as in effect immediately prior to such Tier 2 Employee’s Severance Date. For Tier 2 Employees whose job duties are based in a country outside the United States, the benefits shall include those benefits provided to such Tier 2 Employee under the CIGNA International Expatriate Benefits insurance program (“CIGNA International”) as in effect for such Tier 2 Employee immediately prior to such Tier 2 Employee’s Severance Date, provided, however that such employees who are classified as expatriate employees of the Company shall receive life insurance and executive supplemental life insurance (if eligible and enrolled as of the Tier 2 Employee’s Severance Date) on the same basis as provided for Tier 2 Employees whose job duties are based in the United States. If participation in CIGNA International is not practicable because such Tier 2 Employee relocates to the United States, the Company shall arrange to provide such Tier 2 Employee (and any eligible dependents), to the extent such benefits were provided by CIGNA International, with insured medical, dental, vision, life insurance, and prescription drug benefits on the same basis as provided for Tier 2 Employees whose job duties are based in the United States. Each Tier 2 Employees’ entitlement to and receipt of benefits under this Section 2.3(b) shall be subject to the same benefit limits, co-

payments, premium payments and deductibles to the same extent as if such Tier 2 Employee had continued to be a Tier 2 Employee of the Company during the Tier 2 Health and Welfare Benefit Continuation Period, and subject further to any changes to or termination of those benefits as may apply to continuing employees of the Company. The selection of insurance carriers and the method for providing the benefits under this Section 2.3(b) shall be in the sole discretion of the Company. As a condition to participation in the Plan, a Tier 2 Employee shall be obligated to notify the Company’s HR Service Center in writing within 30 days after such Tier 2 Employee first becomes eligible for any health benefit coverage through any subsequent employer(s). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the Severance Date, and shall run concurrently with the Tier 2 Health and Welfare Benefit Continuation Period. In the event of a Tier 2 Employee’s death during the Tier 2 Health and Welfare Benefit Continuation Period, such employee’s spouse and/or eligible dependents shall continue to receive the coverage provided under this Section 2.3(b) for the remainder of the Tier 2 Health and Welfare Benefit Continuation Period.
          2.4 Tier 3 Employees.
               (a) Cash Lump Sum Payment. Subject to Sections 2.9 and 2.10 hereof, each Tier 3 Employee who incurs a Severance shall be entitled to a cash lump sum payment equal to one and one-half times (1.5x) the sum of (i) the Eligible Employee’s annual base salary as in effect immediately prior to the Eligible Employee’s Severance Date, and (ii) the target bonus for the year in which the Severance occurs (but not lower than the amount as determined in the ordinary course consistent with the Company’s past practice and, for the avoidance of doubt, excluding any supplemental and retention bonuses).
               (b) Benefit Continuation. Subject to Sections 2.9 and 2.10 hereof, in the case of each Tier 3 Employee who incurs a Severance, commencing on the date immediately following such Tier 3 Employee’s Severance Date and continuing for a period of eighteen (18) months thereafter, or to such earlier date on which the Tier 3 Employee accepts new employment (the “Tier 3 Health and Welfare Benefit Continuation Period”), the Company shall provide benefit continuation to each such Tier 3 Employee (and anyone entitled to claim under or through such Tier 3 Employee). For Tier 3 Employees whose job duties are based in the United States, the benefits shall include insured medical, dental, vision, life insurance, executive supplemental life insurance (if eligible and enrolled as of the Tier 3 Employee’s Severance Date) and prescription drug benefits that are materially similar to the benefits provided for such employees as in effect immediately prior to such Tier 3 Employee’s Severance Date. For Tier 3 Employees whose job duties are based in a country outside the United States, the benefits shall include those benefits provided to such Tier 3 Employee under the CIGNA International Expatriate Benefits insurance program (“CIGNA International”) as in effect for such Tier 3 Employee immediately prior to such Tier 3 Employee’s Severance Date, provided, however that such employees who are classified as expatriate employees of the Company shall receive life insurance and executive supplemental life insurance (if eligible and enrolled as of the Tier 3 Employee’s Severance Date) on the same basis as provided for Tier 3 Employees whose job duties are based in the United States. If participation in CIGNA International is not practicable because such Tier 3 Employee relocates to the United States, the Company shall arrange to provide such Tier 3 Employee (and any eligible dependents), to the extent such benefits were provided by CIGNA International, with insured medical, dental, vision, life insurance, and prescription drug benefits on the same basis as provided for Tier 3 Employees whose job duties are based in the United States. Each Tier 3 Employees’ entitlement to and receipt of benefits under this Section 2.4(b) shall be subject to the same benefit limits, co-payments, premium payments and deductibles to the same extent as if such Tier 3 Employee had continued to be a Tier 3 Employee of the Company during the Tier 3 Health and Welfare Benefit Continuation Period, and subject further to any changes to or termination of those benefits as may apply to continuing employees of the Company. The selection of insurance carriers and the method for providing the benefits under this Section 2.4(b) shall be in the sole discretion of the Company. As a condition to participation in the Plan, a Tier 3 Employee shall be obligated to notify the Company’s HR Service Center in writing within 30 days after such Tier 3 Employee first becomes eligible for any health benefit coverage through any subsequent employer(s). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the Severance Date, and shall run concurrently with the Tier 3 Health and Welfare Benefit Continuation Period. In the event of a Tier 3 Employee’s death during the Tier 3 Health and Welfare Benefit Continuation Period, such employee’s spouse and/or eligible dependents shall continue to receive the coverage provided under this Section 2.4(b) for the remainder of the Tier 3 Health and Welfare Benefit Continuation Period.
          2.5 Tier 4 Employees.
               (a) Cash Lump Sum Payment. Subject to Sections 2.9 and 2.10 hereof, each Tier 4 Employee who incurs a Severance shall be entitled to a cash lump sum payment equal to one and one-quarter times (1.25x) the Eligible Employee’s annual base salary as in effect immediately prior to the Eligible Employee’s Severance Date
               (b) Benefit Continuation. Subject to Sections 2.9 and 2.10 hereof, in the case of each Tier 4 Employee who incurs a Severance, commencing on the date immediately following such Tier 4 Employee’s Severance Date and continuing for a period of fifteen (15) months thereafter, or to such earlier date on which the Tier 4 Employee accepts new employment (the “Tier 4 Health and Welfare Benefit Continuation Period”), the Company shall provide benefit continuation to each such Tier 4 Employee (and anyone entitled to claim under or through such Tier 4 Employee). For Tier 4 Employees whose job duties are based in the United States, the benefits shall include insured medical, dental, vision, life insurance, executive supplemental life insurance (if eligible and enrolled as of the Tier 4 Employee’s Severance Date) and prescription drug benefits that are materially similar to the benefits provided for such employees as in effect immediately prior to such Tier 4 Employee’s Severance Date. For Tier 4 Employees whose job duties are based in a country outside the United States, the benefits shall include those benefits provided to such Tier 4 Employee under the CIGNA International Expatriate Benefits insurance program (“CIGNA International”) as in effect for such Tier 4 Employee immediately prior to such Tier 4 Employee’s Severance Date, provided, however that such employees who are classified as expatriate employees of the Company shall receive life insurance and executive supplemental life insurance (if eligible and enrolled as of the Tier 4 Employee’s Severance Date) on the same basis as provided for Tier 4 Employees whose job duties are based in the United States. If participation in CIGNA International is not practicable because such Tier 4 Employee relocates to the United States, the Company shall arrange to provide such Tier 4 Employee (and any eligible dependents), to the extent such benefits were provided by CIGNA International, with insured medical, dental, vision, life insurance, and prescription drug benefits on the same basis as provided for Tier 4 Employees whose job duties are based in the United States. Each Tier 4 Employees’ entitlement to and receipt of benefits under this Section 2.5(b) shall be subject to the same benefit limits, co-payments, premium payments and deductibles to the same extent as if such Tier 4 Employee had continued to be a Tier 4 Employee of the Company during the Tier 4 Health and Welfare Benefit Continuation Period, and subject further to any changes to or termination of those benefits as may apply to continuing employees of the Company. The selection of insurance carriers and the method for providing the benefits under this Section 2.5(b) shall be in the sole discretion of the Company. As a condition to participation in the Plan, a Tier 4 Employee shall be obligated to notify the Company’s HR Service Center in writing within 30 days after such Tier 4 Employee first becomes eligible for any health benefit coverage through any subsequent employer(s). The coverage period for purposes of the group health continuation requirements of Section 4980B of the Code shall commence at the Severance Date, and shall run concurrently with the Tier 4 Health and Welfare Benefit Continuation Period. In the event of a Tier 4 Employee’s death during the Tier 4 Health and Welfare Benefit Continuation Period, such employee’s spouse and/or eligible dependents shall continue to receive the coverage provided under this Section 2.5(b) for the remainder of the Tier 4 Health and Welfare Benefit Continuation Period.
          2.6 Payment. Any cash lump sum payment to which an Eligible Employee is entitled pursuant to Sections 2.2(a), 2.3(a), 2.4(a) or 2.5(a) shall be made within 10 days following the Release Effective Date, as defined in Section 2.9 hereof.
          2.7 Confidentiality. As a result of the Eligible Employee’s employment with the Company and/or its subsidiaries and Affiliates (the Company, together with its subsidiaries and Affiliates, the “Company Group”), the Eligible Employee has gained valuable confidential information and trade secrets relevant to the Company Group’s business operations including its information technology. In light of the highly competitive nature of the industry in which the Company Group’s business is conducted, the Eligible Employee shall keep in strict secrecy and confidence, and is specifically prohibited from disclosing, any and all unique, confidential and/or proprietary information and material belonging or relating to the Company Group that is not a matter of common knowledge or otherwise generally available to the public including, but not limited to, business, financial, trade, sales, technical or technological information, or corporate sales and marketing strategies, to any entity that competes with the Company Group. In addition, the Eligible Employee shall not use any such confidential information, materials or trade secrets for the benefit of any of the Company Group’s competitors and/or against the best interests of the Company Group. The Eligible Employee shall remain subject to the “Employee Agreement as to Intellectual Property and Confidentiality” which has been previously signed and is incorporated into this Plan by this reference.
          2.8 Non-Compete. (a) Except as specifically provided in Section 2.8(b) below, or as otherwise agreed to in writing by the Company, and upon such terms and conditions as the Company may impose, for the duration of the “Non-Compete Period” (as defined below), each Eligible Employee who receives payments or other benefits under the Plan shall not, anywhere in the world, engage, directly or indirectly, in any activity for, or on behalf of, any business or organization that manufactures alcohol beverages and/or non-alcohol malt beverages, that promotes or encourages any restrictions on, or regulation of, the use, distribution or marketing of alcohol beverages, as a member of a partnership or association, as an officer, director, employee, consultant, lobbyist or representative of or to any corporation, industry trade association, not-for-profit organization, or other business entity, or as an investor in, or beneficial owner of 1% or more of any security of any class of any corporation, or 1% or more of any equity interest of any unincorporated enterprise.
          (b) Notwithstanding the strict prohibitions in Section 2.8(a) above, an Eligible Employee may submit a request for approval in writing to the Plan Administrator, if such employee wishes to provide services of any kind described in Section 2.8(a) above. Such written request will be considered by the Plan Administrator which shall determine, in its sole discretion, whether such request should be granted.
          (c) The “Non-Compete Period” shall mean the period beginning on the Severance Date and ending on the date that is (i) twenty-four (24) months from a Tier 1 Employee’s Severance Date, (ii) twenty-one (21) months from a Tier 2 Employee’s Severance Date, (iii) eighteen (18) months from a Tier 3 Employee’s Severance Date, or (iv) twelve (12) months from a Tier 4 Employee’s Severance Date, as applicable.
          2.9 Release; Benefit Commencement Date. No Eligible Employee who incurs a Severance shall be eligible to receive any payments or other benefits under the Plan unless, on such Employee’s Severance Date or within forty-five (45) days thereafter, he or she first executes a Release (substantially in the form of Exhibit B hereto, or in such other form as is required to comply with applicable law) in favor of the Company and others set forth on Exhibit B relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of the Eligible Employee’s employment, and such Release becomes effective and has not been revoked within seven (7) days following the date the Eligible Employee executed such Release (the “Release Effective Date”). If the Eligible Employee does not execute and return such Release such that it does not become effective within the aforesaid period, the Eligible Employee shall cease to be entitled to any payments or benefits under this Plan.
          2.10 Section 409A. It is intended that payments and benefits under this Plan comply with Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent that current or future regulations or guidance from the Internal Revenue Service dictates, or the Company’s counsel determines that any payments or benefits due to the Eligible Employee hereunder would cause the application of an accelerated or additional tax under Section 409A, then amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s Severance Date shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s Severance Date (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee under this Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not effect amounts reimbursable or provided in any subsequent year.
SECTION 3. PLAN ADMINISTRATION.
          3.1 Administration. The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.
          3.2 Delegation. The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
          3.3 Authority. The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
          3.4 Liability. In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of the Plan Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Plan

Administrator may have as an officer or director or otherwise under the organizational documents of the Company.
SECTION 4. PLAN MODIFICATION OR TERMINATION. The Plan may not be terminated prior to the payment of all benefits due an Eligible Employee. The Plan may be amended by the Board at any time; provided, however, that the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee, except that, notwithstanding the foregoing, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to Section 409A of the Code. For the avoidance of doubt, (a) any action taken by the Company or the Plan Administrator to cause an Eligible Employee to no longer be designated as such or to decrease the payments or benefits for which an Eligible Employee is eligible, and (b) any amendment to this Section 4 shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.
SECTION 5. GENERAL PROVISIONS.
          5.1 Assignability. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
          5.2 Offset. If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.
          5.3 No Employment Agreement. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
          5.4 Savings. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

          5.5 Parties in Interest. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.
          5.6 Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
          5.7 Funding. The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
          5.8 Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid (or such local equivalent thereof), addressed to the intended recipient at his, her or its last known address.
          5.9 Choice of Law. This Plan shall be construed and enforced according to the laws of the State of Missouri (without giving effect to the conflict of laws thereof) to the extent not preempted by federal law or other applicable local law, which shall otherwise control.
          5.10 Withholding. All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.
          5.11 Remedies. The Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if an Eligible Employee breaches in material respects his or her obligations under Sections 2.7 and 2.8 hereof. Accordingly, the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any material breach or prospective material breach by an Eligible Employee of his or her obligations under Sections 2.7 and 2.8 hereof in any Federal or state court sitting in the State of Missouri. By receiving payments or other benefits under the Plan, each Eligible Employee is deemed to have submitted to the non-exclusive jurisdiction of those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and is deemed to have agreed that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by such employee to the Company, or in any other manner authorized by law. The provisions of this section shall not be an exclusive remedy of the Company, and in the event of a breach of an Eligible Employee of his or her obligations under Sections 2.7 and 2.8 hereof, the Company shall preserve all other rights available to it under the law.

SECTION 6. CLAIMS, INQUIRIES, APPEALS.
          6.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118
Attention: Vice President, Corporate Human Resources
          6.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.
This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
          6.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Plan Administrator
Anheuser-Busch Companies, Inc.
One Busch Place

St. Louis, Missouri 63118
Attention: Vice President, Corporate Human Resources
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
          6.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.
          6.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
          6.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 6.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 6.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 6.4 above).

EXHIBIT B
RELEASE OF CLAIMS
BY AND BETWEEN ELIGIBLE EMPLOYEE AND
ANHEUSER-BUSCH COMPANIES, INC.
          (A) Except for any violation of the terms of the Anheuser-Busch Companies, Inc. Key Employee Severance Plan for Employees who Retire Under the Enhanced Severance Program (the “Plan”) by the Company and/or its subsidiaries and Affiliates (the Company, together with its subsidiaries and Affiliates, the “Company Group”), the Employee, of his or her own free will voluntarily releases and forever discharges the Company Group from all actions, causes of action, claims, debts, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises of any kind, in law or equity, whether known or unknown, which the employee, his or her heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as the “Employee”) may have from all time in the past to the effective date of this Release, including, but not limited to, all matters or claims relating to or arising out of the Employee’s employment by the Company Group and the cessation of his or her employment and including, but not limited to, any violation of:
(i)	Title VII of the Civil Rights Act, as amended;

(ii)	Sections 1981 through 1988 of Title 42 of the United States Code;

(iii)	The Employee Retirement Income Security Act of 1974, as amended;

(iv)	The Health Insurance Portability and Accountability Act;

(v)	The Family and Medical Leave Act;

(vi)	The Age Discrimination in Employment Act, as amended;

(vii)	The Americans with Disabilities Act;

(viii)	The Missouri Human Rights Act or any other applicable state human rights or anti-discrimination law;

(ix)	The Sarbanes-Oxley Act of 2002;

(x)	Any other local, state or federal law, regulation or ordinance and/or public policy, contract, tort or common law having any bearing on the terms and conditions and/or cessation of the Employee’s employment with the Company Group.
          Except as otherwise provided in the Plan, this Release of Claims shall not apply to any claim for benefits that may be due to the Employee or his or her eligible dependents under any Company Group employee benefit plan in which the Employee or his or her eligible dependents are or were participants.
          (B) The Employee warrants that he or she has not caused or permitted to be filed on his or her behalf any charge, complaint, or action before any federal, state or local administrative agency or court against the Company Group. In the event that any such claim is asserted in the future, the Employee agrees that this Release will act as a complete bar to his or her re-employment or to his or her recovery of any amount from the Company Group resulting, directly or indirectly, from any lawsuit, remedy, charge or complaint whether brought privately by him or her or by anyone else, including any federal, state or local agency, whether or not on his or her behalf or at his or her request.
          (C) Employee acknowledges that he/she has been advised in writing to consult with an attorney prior to signing this Release.
          (D) Employee has been given at least forty-five (45) days to consider this Release.
          (E) For seven (7) days from the date Employee signs the Release, Employee may revoke this Release by notifying Anheuser-Busch in writing of his or her intent to do so.
          (F) This Release will not become effective until the revocation period has expired.
          IN WITNESS WHEREOF, the parties have executed this Release of Claims as of                                         .

Anheuser-Busch Companies, Inc.

By:

Name:
Title:

EMPLOYEE

DATE
Address:

(Please print carefully)

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